Exhibit 99.1



To the Holders of
Trust Certificates (TRUCs), Series 2001-3
*CUSIP: 89826T200

In accordance with Section 4.03 of the Standard Terms for Trust Agreements dated as of June 19, 2001 as supplemented by the Series Supplement Trust Certificates (TRUCs) Series 2001-3 Trust dated as of July 12, 2001 between Bear Stearns Depositor Inc., as Depositor, and U.S. Bank Trust National Association, as Trustee, U.S. Bank Trust National Association, as Trustee of the Trust Certificates (TRUCs), Series 2001-3 Trust hereby gives notice with respect to the distribution occurring on June 1, 2003 (the "Distribution Date") as follows:

(i) the amount received by the Trustee in respect of principal, interest and premium on the Underlying Securities during the period ending on the Distribution Date is as follows:

                 Principal:           $             0.00
                 Premium:             $             0.00
                 Interest:            $     1,533,525.00

(ii) the amount of the distribution on the Distribution Date to holders of TRUCs allocable to principal of and premium, if any, and interest or dividends was as follows:

                                                         Class A-1
                 Principal:                           $              0.00
                 Premium:                             $              0.00
                 Interest:                            $              0.00
                 Dividends:                           $      1,525,350.28
                 Dividends Per $25 unit:              $          0.890625

(iii) the Trustee received no compensation from the Trust for the period relating to the Distribution Date, however, $8,174.72 (or $0.004773 per $25 unit) was remitted to the Depositor for the payment of Trust Expenses in accordance with Section 5 (a) (i) (3) of the Series Supplement.

(iv) the Underlying Securities are $43,815,000 principal amount of BellSouth Telecommunications, Inc. 7.00% Debentures due December 1, 2095 (*CUSIP: 079867AP2) and the current rating of such Underlying Securities by Standard & Poor's Ratings Services is "A+" and by Moody's Investors Services, Inc. is "Aa3".

(v) the aggregate Certificate Principal Balance of the TRUCs at the close of business on the Distribution Date was as set forth below:

                    Class A-1
                    $42,816,850 (1,712,674 $25 units)


U.S. Bank Trust National Association, as Trustee
June 1, 2003

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.

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